Exhibit 10.46

AGREEMENT

FOR

CONSULTING SERVICES

BETWEEN

IMPLANT SCIENCES CORPORATION

AND

ROBERT LISCOUSKI

THIS AGREEMENT is effective as of April 1, 2011 between Implant Sciences Corporation (the “Company“), whose address is 600 Research Drive, Wilmington, MA 01887, and Robert Liscouski (the “Consultant”), whose address is 41455 Southpaw Place, Leesburg, VA 20175.

WHEREAS, the Company desires to engage the Consultant to perform certain consulting and strategic advisory services in order to benefit from the Consultant’s experience in and the Consultant desires to accept such engagement, upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the Company and the Consultant, each intending to be legally bound, agree as follows:

1.           Engagement and Duties.

(a)           The Company agrees to engage the Consultant to provide the Company with consulting and strategic advisory services as described herein and the Consultant agrees to accept such engagement.

(b)           The Consultant shall be available and shall diligently provide to the Company such consulting and advisory services, as needed and reasonably requested by the Company.

(c)           The Consultant agrees to confer with the Company’s authorized representatives and appropriate third parties, including federal and state government officials, in a manner consistent with the Consultant’s security and government experience, in order to advance the Company‘s interests in the following areas:

(i)
Represent the Company, its products and technology to federal and state governmental officials, and other third parties, to include presentations on behalf of the Company and representing the Company with various media outlets.

(ii)	Homeland Defense and homeland security initiatives; and

(iii)
Federal government product certification, to assist Company officials in the preparation of, and presentation of materials securing such certification(s), as may be reasonably requested by the Company and agreed to by the Consultant.

2.           Compensation and Expenses.

(a)           The Company will pay the Consultant a fixed retainer of $15,000 per month, payable on the fifteenth day of each month until this Agreement is terminated in accordance with its terms.

(b)           In addition to the fixed monthly retainer, the Company shall reimburse the Consultant for reasonable travel and other business expenses incurred by the Consultant directly in the performance of his services under this Agreement. The Consultant agrees that any single expense item in excess of $500.00 and all expenses in excess of $500.00 in any one month must be approved in advance by the Company.

(c)           The Consultant shall provide the Company with written monthly invoices reflecting any such reimbursable expenses, together with appropriate receipts and such other documentation as the Company may reasonably request.

(d)           The Company shall pay the Consultant the amounts due for all approved expenses within 30 days after the invoice for such expenses is received by the Company.

(e)

3.           Independent Contractor.  The Consultant is an independent contractor and shall in no event be construed to be an employee of, or partner or joint venturer with, the Company or any of its subsidiaries or affiliates. Further, the Consultant has no authority to bind the Company or incur any obligation or liability on its behalf and shall not state or imply that he has such authority or represent himself to be, or hold himself out as, an employee of the Company. It is understood that the Company will not withhold from the compensation paid to the Consultant any amounts for the payment of taxes. The Consultant acknowledges that he shall not have any right or entitlement to participate in any of the pension, retirement, insurance or other benefit programs now or hereafter available to the Company’s employees.

4.           Confidential Information.  It shall be a condition to the Company’s obligations under this Agreement that the Consultant execute and deliver to the Company a Confidentiality Agreement in the form attached as Exhibit A to this Agreement (the “Confidentiality Agreement”).

5.           Other Consulting Engagements.  Nothing in this Agreement shall be construed to limit the ability of the Consultant to consult for other business entities, corporations, trade associations, charitable organizations, or individuals, provided the Consultant makes a reasonable and good faith determination that such consultation does not raise a foreseeable and substantial conflict of interest with his duties to the Company.

6.           Employment of Others.  The Company may from time to time request that the Consultant arrange for the services of others. All costs to the Consultant for those services will be paid by the Company, but in no event shall the Consultant employ others or subcontract the services to be performed under this Agreement to any person without the prior written authorization of the Company.

7.           Governing Law; Jurisdiction; and Severability.  The laws of the Commonwealth of Massachusetts, without giving effect to any conflict of laws provisions, shall govern the validity, construction and performance of this Agreement. Any legal proceeding related to this Agreement shall be brought and adjudicated exclusively in a state or federal court sitting in the Commonwealth of Massachusetts, and each of the parties hereto consents to the exclusive jurisdiction of such courts for this purpose. Whenever possible, each provision of this Agreement will be interpreted so that it is valid under applicable law. If any provision is declared invalid by a court of competent jurisdiction, the remainder of this Agreement will continue to be valid in the Commonwealth of Massachusetts and to the extent permitted by law, in all other jurisdictions.

8.           WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

9.           Entire Agreement and Modification.  This Agreement, together with the Confidentiality Agreement, supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters in this Agreement. This Agreement may be modified or amended only by a writing signed and dated by each of the parties.

10.           Successors and Assigns.  This Agreement may not be assigned by either party without the other party’s prior written consent.

11.           Termination.  This Agreement may be terminated by either party, for any reason or for no reason, upon written notice to the other party; provided, however, that if the Company terminates this Agreement other than for breach of this Agreement or of the Confidentiality Agreement prior to March 31, 2012, the Consultant shall be entitled to receive the retainer otherwise payable on April 1, 2012.

12.           Notices.  All notices and other communications required or permitted under this Agreement will be in writing and hand delivered or sent by registered first-class mail, postage prepaid, to the following addresses:

If to the Company:                                           Glenn D. Bolduc
President and CEO
Implant Sciences Corporation
600 Research Drive
Wilmington, MA  01887

If to the Consultant:                                           Robert Liscouski
41455 Southpaw Place
Leesburg, VA 20175

13.           Non-Solicitation. During the term of this Agreement and for a period of one year thereafter, the Consultant shall not directly or indirectly solicit for employment or employ,  directly or indirectly soliciting for employment or employing, any person employed by the Company during the term of this Agreement.

IN WITNESS WHEREOF, the Company and the Consultant have executed this Agreement as of the date first above written.

The Company:                                IMPLANT SCIENCES CORPORATION

By:   /s/ Glenn D. Bolduc
Glenn D. Bolduc
President and CEO

                      The Consultant:                                /s/ Robert Liscouski
Robert Liscouski